UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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THIRD WAVE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THIRD WAVE TECHNOLOGIES, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
to be held July 22, 2008

To our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Third Wave Technologies, Inc., a Delaware corporation (the “Company”), will be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719 on July 22, 2008, at 9:00 a.m., local time, for the following purposes:

•	To elect two directors to serve for a term of three years expiring at the 2011 annual meeting of stockholders or until his successor is elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and

•	To transact any other business that is properly presented at the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on May 23, 2008, are entitled to notice of and to vote at this meeting.

All stockholders are invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder entitled to vote and attending the meeting may vote in person even if a proxy is returned.

By Order of the Board of Directors,

Kevin T. Conroy
President and Chief Executive Officer

June 9, 2008

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
Compensation Committee Interlocks and Insider Participation
DIRECTOR COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION

THIRD WAVE TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Third Wave Technologies, Inc. (the “Company”, “us”, “we”, “our” or “Third Wave”) for use at the annual meeting of stockholders to be held on Tuesday, July 22, 2008, at 9:00 a.m., local time, or at any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719. The telephone number at that location is (608) 273-8933.

These proxy solicitation materials are being mailed on or about June 9, 2008, to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on May 23, 2008, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the record date, 43,952,757 shares of the Company’s common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a duly executed proxy bearing a later date, by attending the stockholder meeting and voting in person, or by delivering to the Secretary of the Company, at the Company’s principal executive offices, 502 S. Rosa Road, Madison, Wisconsin 53719, a written notice of revocation.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the record date for the meeting.

The cost of soliciting proxies will be borne by the Company. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, e-mail, facsimile or other means of communication.

Quorum; Abstentions; Broker Non-Votes

The presence, either in person or by proxy, of the holders of a majority of the total outstanding shares of common stock as of the record date will constitute a quorum at the annual meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.

In the election of directors, the two director nominees receiving the most affirmative votes of the shares of common stock present or represented and entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote is required to ratify the selection of Grant Thornton LLP as the independent public accounting firm to audit the financial statements of the Company.

An abstaining vote in the election of directors is not counted and therefore has no effect on the election. However, an abstaining vote on all other proposals will have the same effect as a negative vote on the proposal. A broker non-vote on any proposal, including the election of directors, will not be included in the tabulation of the voting results and therefore does not affect the outcome of the vote.

Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted for the election of the nominees named in this proxy statement, for the ratification of the appointment of the independent auditors, as the case may be, with respect to the items not marked, and as the proxy holders deem advisable on other matters that may come before the meeting.

Deadline for Receipt of Stockholder Proposals

To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2009 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than February 9, 2009.

In addition, the bylaws provide that if a stockholder desires to submit a proposal for consideration at the 2009 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, or both, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the bylaws to the Secretary of the Company no later than February 9, 2009 or such proposal will be considered untimely. The bylaws further provide that the presiding officer of the meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable Securities and Exchange Commission rules the persons named in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

ELECTION OF DIRECTORS

The Company’s board of directors currently consists of seven members and is divided into three classes serving terms of three years. Of the seven directors, all but Mr. Conroy are “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. Stockholders elect one class of directors at each annual meeting. Two directors are to be elected at this annual meeting to hold office until the 2011 annual meeting of stockholders or until a successor has been duly elected and qualified. The board of directors has nominated James Connelly and Lionel Sterling for re-election as directors.

If a nominee for director at the annual meeting becomes unavailable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. Mr. Connelly and Mr. Sterling each have indicated their continued willingness and desire to serve as directors and we have no reason to expect that either nominee will be unable to serve as a director if so elected.

The names of the nominees for election to the board of directors at the annual meeting, and the other members of the board of directors, their ages as of the record date for the meeting, and certain information about them are set forth below.

Directors - Terms Ending in 2008

Name	Age	Principal Occupation

James Connelly(2)(4)	61	Partner, Foley & Lardner
Lionel Sterling(2)(3)	70	President, Equity Resources, Inc.

Directors - Terms Ending in 2009

Name	Age	Principal Occupation

Gordon F. Brunner(3)(4)	69	Retired; Former Senior Vice President, Chief Technology Officer, and member of the board of directors of Procter & Gamble Company; Partner, Cincinnati Living Longer ProActive Health Center
Lawrence Murphy(1)(2)	65	Independent Business Consultant, former executive vice president and secretary of Core Industries, Inc.
Katherine Napier(1)(4)	53	Consultant, former senior vice president of marketing of McDonald’s Corp.

Directors - Terms Ending in 2010

Name	Age	Principal Occupation

Kevin T. Conroy	42	President and Chief Executive Officer, Third Wave Technologies, Inc.
David A. Thompson(1)(3)	66	Retired; Former Senior Vice President & President, Diagnostic Division, Abbott Laboratories

(1)	Member of the compensation committee

(2)	Member of the audit committee

(3)	Member of the nominating and governance committee

(4)	Member of the innovation and technology committee

Nominees for Election for Terms Ending in 2011

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES.

James Connelly has served as a director since July 2005. Mr. Connelly is a partner in the Foley & Lardner law firm, where he served as founding chairman of the health law practice. He brings to Third Wave more than 25 years of experience providing strategic business and legal advice to large health care networks, clinics and laboratories. He also has advised a number of emerging biotechnology and life sciences companies. Mr. Connelly earned his bachelor’s degree from Marquette University and his law degree from the Georgetown University Law Center. He has served as a director and chairman of the board of numerous privately-held businesses and currently serves on the board of trustees of Ripon College.

Lionel Sterling has served as a director since August 2004. Mr. Sterling is president of Equity Resources, Inc., a private investment firm. He previously co-founded and served as managing partner of the private investment firm Whitehead/Sterling. He serves on the board of Molecular Insight Corporation. He also has served as chairman of the board of directors of Rayovac Corporation, Executive Vice President and Director of United Brands Company, and Sector Executive and Chief Financial Officer of American Can Company. He also held various investment and financial positions at Donaldson, Lufkin & Jenrette Inc. and ITT Corporation. Mr. Sterling holds an M.B.A. from New York University.

Directors Whose Terms Extend Beyond the Annual Meeting

Gordon F. Brunner has served as a director since January 2003. Mr. Brunner served as Chief Technology Officer as well as a member of the board of directors of the Procter & Gamble Company, until his retirement after 40 years of service. He has extensive experience leveraging innovative technology platforms to the pharmaceutical, over-the-counter and consumer markets. He received a B.S. degree in biochemical engineering from the University of Wisconsin-Madison and an M.B.A. degree from Xavier University. Mr. Brunner is a partner in the Cincinnati Midtown Health Center and serves as a director of privately-held Iams Imaging and Beverage Holdings, LLC. He also serves on the boards for Christ Hospital (Cincinnati, Ohio), the Wisconsin Alumni Research Foundation and Xavier University.

Kevin T. Conroy has served as our President and Chief Executive Officer and as one of our directors since December 2005. Mr. Conroy joined Third Wave as Vice President of Legal Affairs in July 2004 and served as General Counsel from October 2004 to December 2005. Prior to joining Third Wave, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its information technologies group intellectual property portfolio, and developed and executed litigation, licensing, and corporate product acquisition legal strategies. Before joining GE, Mr. Conroy was Chief Operating Officer of two early stage venture-based technology companies in Northern California. Prior to those positions, he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned his B.S. in electrical engineering at Michigan State University and his J.D. from the University of Michigan.

Lawrence Murphy has served as a director since January 2006. Mr. Murphy, an independent business consultant, brings to Third Wave’s board more than 30 years of business experience in strategic partnerships, mergers and acquisitions, operations, finance, law and administration. Mr. Murphy served as executive vice president and secretary of Core Industries, Inc., a publicly-held (NYSE) diversified manufacturer, from 1981 until its sale in 1997. He was a practicing attorney and certified public accountant before joining Core Industries. He received a B.S. degree in accounting from the University of Detroit Mercy and a J.D., cum laude, from Wayne State University Law School. Mr. Murphy serves as a director of Jabil Circuit, Inc., a publicly-held (NYSE) global electronics manufacturing service company with more than $10 billion in revenue.

Katherine Napier has served as a director since June 2006. Ms. Napier is a 20-year veteran of Procter & Gamble, where from 1979 to 2002 she rose from assistant brand manager to vice president and general manager of the company’s North American pharmaceutical business, which experienced unprecedented growth during her five year tenure, including the launch of Actonel, the company’s fastest growing brand ever to $1 billion. Most recently, Ms. Napier served as senior vice president of marketing at McDonald’s Corporation where she led the development and execution of that company’s strategy to reinvigorate its business with women and families. She received her B.A. in economics and Studio Fine Arts from Georgetown University and an M.B.A. in marketing and finance from Xavier University. Ms. Napier serves on the board of the Alberto Culver Company and Mentor Corporation, Catholic Health Care Partners, Xavier University, and the board of visitors of Wake Forest University Calloway School of Business.

David A. Thompson, Chairman and Lead Independent Director, has served as one of our directors since August 1997 and as Chairman and Lead Independent Director since 2005. Mr. Thompson retired from Abbott Laboratories in 1995, where he worked for more than 30 years. He held several corporate officer positions with Abbott Laboratories, including: Senior Vice President & President Diagnostic Division 1983-1995, Vice President Human Resources 1982-1983, Vice President Corporate Materials Management 1981-1982 and Vice President Operations 1974-1981.

Board of Directors and Committees

The board of directors provides oversight with respect to the Company’s strategic direction and significant corporate policies. The board of directors has four standing committees: a compensation committee, an audit committee, a nominating and governance committee, and an innovation and technology committee. From time to time, the board has created various ad hoc committees for special purposes.

The board of directors met nine times during 2007 and all directors attended at least 89% of the total number of meetings of the board and committees of the board on which the director served during 2007. The board held one executive session during 2007. The Company encourages but does not require its directors to attend the annual meeting of stockholders. Six directors attended the 2007 annual meeting of stockholders. Beginning with the 2007 annual meeting of stockholders, we moved the date of the annual meeting to coincide with a board of directors meeting, in part, so that all directors would be in Madison at the time of the annual meeting.

Stockholders may contact our board of directors, an individual director, or a specified board committee or group, by writing to them at the following address:

c/o Corporate Secretary
Third Wave Technologies, Inc.
502 S. Rosa Road
Madison, WI 53719

The Corporate Secretary will have discretion to determine whether a communication is proper for submission to the intended recipient. Communications that raise personal grievances, are solicitations, do not relate to the Company or that are frivolous are presumptively inappropriate for delivery. For further detail on the procedures for contacting our board of directors, please visit the corporate governance section of our website www.twt.com.

Compensation Committee

Lawrence Murphy (chair), Katherine Napier, and David Thompson currently serve on the compensation committee. Each member of the compensation committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. The compensation committee met four times during 2007. The compensation committee operates under a Compensation Committee Charter, which is available at the Company’s website www.twt.com.

The compensation committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish our executive compensation philosophy, oversee our processes and procedures for consideration and determination of executive and director compensation and review and approve all executive compensation and submit it to the board for its information;

•	Review and evaluate, without the CEO present, the annual report from the nominating and governance committee with respect to the CEO’s performance relative to our goals and objectives, establish the individual elements of the CEO’s total compensation based on this evaluation and review and approve CEO compensation;

•	Administer and implement our incentive compensation plans and equity-based plans, and any material amendments to such plans;

•	Advise on the setting of compensation for officers whose compensation is not subject to compensation committee approval;

•	Review and approve, for the CEO and our other executive officers, when and if appropriate, employment agreements, severance agreements and change in control provisions or agreements; and

•	Evaluate and recommend to the entire board of directors appropriate compensation for our directors.

The agenda for meetings of the compensation committee is determined by its chairman. Meetings of the Compensation Committee are regularly attended by our CEO. Our CEO annually reviews the performance of each of our other executive officers and, based on such review, makes compensation recommendations to the compensation committee, including recommendations for salary adjustments, annual cash incentives, and long-term equity-based incentives. As noted above, our directors’ compensation is determined by our board of directors after receiving the recommendation of the compensation committee.

The compensation committee has used compensation consultants in past years to assist in developing compensation policies and practices. During 2007, the committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation. The Mercer consultant who performs these services reports directly to the compensation committee chair.

The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by the Company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the compensation committee; a provision in the compensation committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the compensation committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for the Company. All of the decisions with respect to determining the amount or form of executive and director compensation under the Company’s executive and director compensation programs are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

Audit Committee

The audit committee recommends to the board the appointment of our independent auditors, directs the scope of the audit of our financial statements and other services provided by our independent auditors, reviews the accounting principles and procedures to be used for financial statements and reviews the results of the audit. The audit committee also is responsible for the pre-approval of all services provided by our independent auditors.

James Connelly, Lawrence Murphy and Lionel Sterling (chair) currently serve on the audit committee. Each member of the audit committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. Mr. Sterling and Mr. Murphy are each considered an “audit committee financial expert” as such term is defined by the rules of the Securities and Exchange Commission in Item 407(d)(5) of Regulation S-K. The audit committee operates under an Audit Committee Charter, which is available at the Company’s website www.twt.com. Information regarding the functions performed by the audit committee and the number of meetings held during 2007 is set forth in the “Report of the Audit Committee,” included in this proxy statement.

Nominating and Governance Committee

The nominating and governance committee evaluates and recommends candidates for election or appointment to the board of directors. The nominating and governance committee has not established any specific minimum qualifications that any candidate for director must meet, but considers a wide array of factors, including the candidate’s knowledge of our industry, the candidate’s educational and professional experience as well as the candidate’s reputation. The nominating and governance committee met three times in 2007. The nominating and governance committee operates under a Nominating and Governance Committee Charter, which is available at the Company’s website www.twt.com.

Gordon Brunner, Lionel Sterling and David Thompson (chair) currently serve on the nominating and governance committee. Each member of the nominating and governance committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market.

The nominating and governance committee will consider director candidates recommended by stockholders. Recommendations may be sent to Cindy Ahn, Corporate Secretary, Third Wave Technologies, Inc., 502 South Rosa Road, Madison, Wisconsin 53719. Any recommendation submitted by a stockholder must include the name and address of the stockholder, any arrangements between the stockholder and the candidate pursuant to which the candidate is being nominated, and any information that would be required under the rules of the Securities and Exchange Commission to be included in the proxy statement had the candidate been nominated by the board of directors. The nominating and governance committee will apply the same standards in considering candidates submitted by stockholders as it applies to other candidates.

Innovation and Technology Committee

The innovation and technology committee assists the board in providing counsel to the Company’s senior management on strategic management of basic technology, innovation, medical affairs, and regulatory issues including the portfolio of development projects, management and tracking systems for critical projects, technology development and acquisition plans, and technical personnel development. The committee also assists the board and the company in interfacing with appropriate advisory and thought leader interactions.

Gordon Brunner (chair), James Connelly and Katherine Napier currently serve on the innovation and technology committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has ever been at any time since our formation, an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

Cash Compensation

Our non-employee directors receive an annual retainer of $40,000, a board meeting fee of $1,500 for regularly scheduled board meetings physically attended and $500 for each meeting attended by teleconference. Committee chairs receive an additional annual retainer of $7,500 and directors who hold committee positions receive an additional annual retainer of $5,000 for each committee participation. Our chairman and lead independent director, Mr. Thompson, receives an additional $15,000 per year for serving in such position. Our directors are reimbursed for reasonable director-related expenses incurred as a result of providing service to the Company or at the Company’s request. In February 2007, we adopted a program under which directors have the option of accepting shares of the Company’s common stock in lieu of cash compensation. Directors must make such election, if any, at the annual meeting of stockholders, which election is effective from July 1st of the year in which the election is made until June 30th of the following year.

Equity Compensation

Our 2006-2007 stock option program for non-employee directors was as follows:

•	new directors receive an initial grant of 45,000 options on the date they are first elected or appointed to the board of directors, which options vest in annual 15,000 share increments over three years, and provided that if the date that the director is elected or appointed to the board of directors is a date other than the date of the annual stockholders’ meeting, the amount of the award is adjusted on a proportionate basis relative to the date of the annual stockholders’ meeting for the year of the grant, with vesting tied to the date of the annual stockholders’ meeting for that year;

•	in year four of a director’s tenure, and each year thereafter during his or her tenure, such director receives an additional grant of 15,000 options, which options vest in full after one year;

•	annual option grants are made on the date of the Company’s annual stockholders’ meeting;

•	all director options vest in full upon a change of control.

Consistent with our shift in 2007 to restricted stock unit grants for our executive officers in lieu of stock option grants, beginning in 2008, we modified our director compensation program to provide for a combination of restricted stock unit and stock option grants in lieu of stock option grants alone. Our 2008 equity compensation program for non-employee directors is as follows:

•	on the date they are first elected or appointed to the board of directors, new directors receive an initial grant valued at $180,000 and comprised 50% of restricted stock units and 50% of stock options, which restricted stock units and stock options vest in annual one-third increments over three years, and provided that if the date that the director is elected or appointed to the board of directors is a date other than the date of the annual stockholders’ meeting, the amount of the award is adjusted on a proportionate basis relative to the date of the annual stockholders’ meeting for the year of the grant, with vesting tied to the date of the annual stockholders’ meeting for that year;

•	in year four of a director’s tenure, and each year thereafter during his or her tenure, such director receives an additional grant valued at $60,000 and comprised 50% of restricted stock units and 50% of stock options, which restricted stock units and stock options vest in full after one year;

•	annual equity grants are made on the date of the Company’s annual stockholders’ meeting; and

•	all director restricted stock units and stock options vest in full upon a change of control.

2007 Non-Employee Director Compensation Table

The following table sets forth information concerning the compensation paid or accrued during 2007 to our non-employee directors:

	Fees Earned	Option
	or Paid in	Awards
Name	Cash ($)(1)	($)(2)(3)	Total ($)

Gordon Brunner	63,750	51,501	115,251
James Connelly	57,500	70,369	127,869
Lawrence Murphy	58,750	28,950	87,700
Katherine Napier	55,000	27,450	82,450
Lionel Sterling	60,000	76,200	136,200
David Thompson	75,000	57,836	132,836

(1)	The amounts shown in this column were earned in cash. Several directors, however, elected to accept shares of the Company’s common stock in lieu of cash compensation for their director fees.

(2)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2007 pursuant to FAS 123R for director stock option awards granted in 2007 and in prior years. Pursuant to Securities and Exchange Commission (“SEC”) rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(3)	For each director, the full grant date fair value for options awarded in 2007 computed in accordance with FAS 123R and the aggregate number of option awards outstanding at December 31, 2007 was as follows:

		Outstanding
	Grant Date	Option
	Fair Value of	Awards at
	Option	Fiscal Year
	Awards ($)	End

Gordon Brunner	82,367	66,329
James Connelly	63,000	55,000
Lawrence Murphy	—	45,000
Katherine Napier	—	45,000
Lionel Sterling	63,000	60,000
David Thompson	63,000	108,400

Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee and the board of directors has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 31, 2008.

Fees Paid or Due to Grant Thornton LLP

The table below shows the total fees billed by Grant Thornton LLP for its services in 2007 and 2006.

	2007	2006

Audit Fees(1)	$245,216	$200,200
Audit-Related Fees(2)	4,956	70,323
Tax Fees(3)	47,122	21,797
All Other Fees	—	—

Total	$297,294	$292,320

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent public accounting firm in connection with statutory and regulatory filings or engagements. These fees include fees billed for review and evaluation of the Company’s internal control over financial reporting and attest services relating thereto.

(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

The audit committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of Grant Thornton LLP and determined that such services are compatible with maintaining such independence.

The audit committee has adopted a policy that requires pre-approval by the audit committee of all services to be provided by the Company’s independent registered public accounting firm. The audit committee has approved the provision of audit services by Grant Thornton LLP for 2008 in accordance with that policy and the Company’s use of Grant Thornton LLP for tax and related matters during 2008 on an as-needed basis in the normal course of business provided total associated billings do not exceed $15,000. All other services to be provided by the Company’s independent auditor must be specifically pre-approved by the audit committee or a designated member of the audit committee.

Representatives of Grant Thornton LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. If stockholders fail to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2008, the audit committee and the board of directors will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee and the board may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the below section titled “Executive Compensation — Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the board of directors that the section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

The compensation committee of the board of directors.

Katherine Napier
Lawrence Murphy
David Thompson

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following is a discussion and analysis of the material elements of our compensation program as it relates to our Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, the “named executive officers”). See “Summary Compensation Table” on page 14 below. This discussion is intended to put into perspective the tables and other narrative disclosures that follow it.

Objectives of Executive Compensation Program

The primary objectives of our executive compensation program are:

•	to provide competitive levels of total compensation that will enable us to attract and retain the best possible executive talent;

•	to motivate executives to achieve optimum performance for the Company;

•	to reward performance based on the attainment of our annual and long term strategic objectives;

•	to align the financial interest of executives and stockholders through equity-based plans; and

•	to provide a total compensation program that recognizes individual contributions as well as overall business results.

Elements of Executive Compensation

Our compensation program consists of the following elements: base salaries, annual incentive awards and long term compensation including long term incentive plan awards and restricted stock unit awards. We also provide our executive officers certain perquisites and personal benefits. We have entered into employment agreements with our executive officers under which they are entitled to certain compensation and benefits. Our executive officers are also entitled to receive severance payments and other compensation upon the occurrence of certain events related to a termination of employment or change of control.

The compensation committee of the board of directors (the “Committee”) is responsible for setting the compensation of all executive officers. In setting compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers relevant. From time to time, the Committee reviews summaries, sometimes referred to as “tally sheets,” reflecting each executive officer’s compensation history with respect to each element of compensation for service as an executive officer, as well as projected payouts that would come due in connection with a change of control. During 2007, the Committee engaged Mercer to assist it in reviewing and analyzing the Company’s compensation programs. The committee may form, and delegate authority to, subcommittees when it deems appropriate.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of Third Wave and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Analysis of Executive Compensation

We believe successful long term Company performance is more critical to enhancing stockholder value than short term results. For this and other reasons described in this Compensation Discussion and Analysis, as described in more detail below, we emphasize long term compensation (consisting primarily of long term incentive plan awards and restricted stock unit awards) over annual salary and incentive compensation awards.

During 2007, with the assistance of Mercer we analyzed our executive compensation program compared to a custom peer group of companies similar to us and published survey information for the biotechnology and life sciences industries (“our peer group”). Based on this analysis we believe:

•	Aggregate base salary levels for the named executive officers are between the 25th and 50th percentile for our peer group (target philosophy is 50th percentile of the market).

•	Aggregate target annual incentive awards levels for the named executive officers are at approximately the 50th percentile for our peer group (target philosophy is at or below 75th percentile of the market).

•	Aggregate target long term compensation levels (comprised of long term equity awards and long term incentive plan awards) for the named executive officers are well in excess of the median for our peer group.

•	Aggregate total target compensation levels for the named executive officers at approximately the 75th percentile for our peer group.

•	The change of control and severance benefits we provide the named executive officers are in line with industry practices.

Base Salary

Base salaries are paid to provide executives officers with a base level of monthly compensation and to achieve our objectives of attracting and retaining executive talent and rewarding performance. Our decisions regarding base salaries are based principally on our evaluation of the market demand for executives with similar capability and experience, assessment of individual performance in relation to our strategic objectives, our corporate performance, the critical nature of the position relative to the success of the Company, time in position and salary relative to internal and external fairness. We also seek to strike an appropriate balance between fixed elements of compensation, such as base salaries, and variable performance-based elements.

Annual Incentive Awards

We provide our executive officers an annual incentive compensation plan to achieve our objectives of rewarding performance and motivating the executives to attain our strategic objectives. Target incentive awards are based principally on each executive’s level of responsibility in relation to our annual and long term objectives, recommendations of the chief executive officer, and stated targets under employment agreements. We also seek to strike an appropriate balance between fixed elements of compensation, such as base salaries, and variable performance-based elements. We set target incentive awards at levels that are designed to link a substantial portion of each individual’s total annual compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining those objectives.

Mr. Conroy’s employment agreement provides for a target annual incentive award opportunity equal to 50% of Mr. Conroy’s base salary, with the exact amount to be determined by the Committee. Mr. Arora’s employment agreement provides for a target bonus opportunity equal to 40% of Mr. Arora’s base salary, with the exact amount to be determined by the Committee. The 2007 target annual incentive awards approved by the Committee for the named executive officers were as follows: Mr. Conroy 50%, Mr. Arora 40%, Mr. Trifunovich 35%, Mr. Garces 40% and Mr. Bellano 40%.

Based on the Company’s performance against established performance measures and individual performance against individual performance measures, each of our executives is eligible to receive from 0% to 200% of his or her target annual incentive award. Performance measures and objectives are determined based on our business plan for the year in question. Such business plan is developed by management and approved by the board of directors. For the 2007 Incentive Plan, the Company performance objectives measured were:

•	net cash from operations (excluding changes in working capital, litigation expense and development costs for our HPV product offering);

•	total revenue; and

•	certain HPV product offering development milestones.

We adopted these performance measures because we believe they are key indicators of our financial and operational success and are key drivers of long term stockholder value. Based on the achievement of Company and individual performance goals, each of the named executive officers received 85% of his or her 2007 target incentive award.

The Committee reserves discretion to adjust the way performance is measured against the targets to ensure payouts are not artificially inflated or deflated due to unexpected items. In addition, the Committee retains discretion to determine not to pay any incentive plan awards to our executive officers notwithstanding achievement of Company performance goals.

Special 2007 Stock Awards

Based on its review of the Company’s 2007 performance, including consideration of the successful completion of clinical trials for the Company’s HPV product offering, and amounts payable under the 2007 incentive plan and Long Term Incentive Plan No. 2, in February 2008 the Committee approved a special $250,000 bonus pool payable to all employees in the form of shares of the Company’s common stock. Under this program, shares were allocated to eligible employees in proportion to 2007 incentive plan award payouts (assuming for this purpose that certain employees who were not eligible to receive a 2007 incentive plan award payout received one based on their grade band and base compensation) and Kevin Conroy, Maneesh Arora, Ivan Trifunovich, Jorge Garces and John Bellano received 3,300, 1,712, 1,496, 1,368 and 1,212 shares of Company common stock, respectively.

Long Term Equity Compensation

The Company’s 2000 Stock Plan provides for the issuance of stock options to executive officers and employees of the Company to purchase shares of the Company’s common stock. Additionally, under the 2000 Stock Plan we issue restricted stock unit awards that entitle executive officers and employees to receive shares of stock as the awards vest. We grant stock options and restricted stock units to reward both short term performance with equity-based compensation and to motivate long term performance. The Committee believes that stock-based compensation arrangements are essential in aligning the interests of management and with the stockholders in enhancing the value of the Company’s equity.

In 2006, we began awarding restricted stock units to non-executive employees instead of stock options primarily because we concluded that restricted stock units would be less dilutive to stockholders and also because restricted stock units provide more certain value to employees than stock options. In January 2007, the Committee chose to substitute annual restricted stock unit awards for the annual option program for our executive officers for the same reasons.

We generally grant three different types of equity awards to executive officers:

•	new hire restricted stock unit grants awarded as an inducement to join the Company;

•	annual restricted stock unit awards granted in the early part of the year in connection with the annual performance review; and

•	special awards granted from time-to-time in connection with promotions, to reward outstanding performance or as a retention tool.

The Committee approves all equity awards made to executive officers. See “Grants of Plan-Based Awards” below. Awards granted to an executive are based upon a number of factors, including the executive’s position and responsibilities, salary and individual performance as well as overall Company performance. In making awards we also take into account the dilutive affect of such awards, previous stock-based awards made to the executive, benchmarking information and the relationship of such awards to awards under our Long Term Incentive Plans which are also intended to provide long term incentives to our senior executives.

In connection with the annual performance review, Kevin Conroy, Maneesh Arora, Ivan Trifunovich, Jorge Garces and John Bellano received 71,256, 40,684, 40,684, 43,396 and 28,848 restricted stock units, respectively. For additional information, see “Grants of Plan-Based Awards Table” on page 16 below.

Long Term Incentive Plans

We have long term incentive plans intended to align closely the financial rewards for executive officers and key employees with the interests of stockholders and the achievement of specific performance objectives of the Company. The plans are administered by the Committee, which establishes the terms of the plans, performance goals, target awards, performance measurement criteria and calculation of awards. The plans are also designed to reduce reliance on equity grants as the sole source of long term incentive compensation.

Our Long Term Incentive Plan No. 2 was established in February 2005. This plan covered the performance period from 2005-2007. Plan awards were payable in cash or Company common stock only if and to the extent the Company attained clinical revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the performance period. Based on the Company’s performance against the performance goals, each of our executives that was a participant in the plan earned 55% of his target incentive award.

A third, fourth and fifth long term incentive plan was established in March 2006, March 2007 and January 2008, respectively. The plans cover the periods from 2006-2008, 2007-2009, and 2008-2010 respectively. Plan awards will become payable in cash or Company common stock if and to the extent the Company attains the revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the relevant performance period as reflected in the plans. We adopted these performance measures because we believe they are key indicators of our financial and operational success and are key drivers of long term stockholder value.

When the Committee establishes a long term incentive plan it also determines the target award under the plan for each executive officer, which generally equals three or four times the highest target annual incentive award for the executive during the performance period. The potential payouts on plan awards range from 0% to 200% of the target award based on the Company’s performance against the performance goals. Subject to continued employment during such period, earned awards are payable in cash or in shares of Company common stock over a two-year period following completion of the performance period. For further information, see “Grant of Plan-Based Awards Table” on page 16 below. Each of our long term incentive plans provide for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during a performance period as described under “Potential Payments Upon Termination or Change of Control” on page 21 below.

Perquisites and Personal Benefits

We provide our employees, including our executive officers, with a benefit program that we believe is reasonable, competitive and consistent with the objectives of the compensation program of attracting and retaining talented executives with the skills and attributes that we need.

Our executive officers are eligible to participate in our group insurance program, which includes group health, dental, life and long term disability insurance. Our executives are required to pay the premiums associated with coverage under these plans. We make cash payments to our executives under a flexible benefits plan that is intended to provide them with funds they may use to pay these premiums. Other benefits include a 401(k) plan, relocation expense reimbursement and a related tax-reimbursement program under which taxes associated with relocation benefits are reimbursed by the Company. See “Summary Compensation Table” on page 15 below.

Employment Agreements

We have entered into employment agreements with our executive officers under which they are entitled to certain compensation and benefits. These agreements are intended to provide employment security by specifying minimum base salary, target annual and long term incentive plan award levels and severance benefits. Additionally, under these agreements our executive officers agree to certain non-competition and non-solicitation covenants. See “Employment Agreements with Named Executive Officers” on page 18 below.

Payments and Benefits Upon Change of Control

We have established various arrangements with our executive officers under which payments and benefits would come due in connection with a change of control of the Company. We established these arrangements for the following reasons:

•	We believe that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of our executive officers notwithstanding the possibility, threat or occurrence of a change of control;

•	We believe it is imperative to diminish the inevitable distraction to such executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control; and

•	We believe it is important to provide the executive officers compensation and benefits arrangements upon a change of control which ensure that the compensation and benefits expectations of the executive officers will be satisfied and which are competitive with those of other similarly-situated companies.

These arrangements include:

•	Additional severance payments in connection with certain kinds of termination;

•	Accelerated vesting of stock options and restricted stock units; and

•	Deemed satisfaction of performance goals and accelerated vesting under our long term incentive plans.

See “Potential Payments Upon Termination or Change of Control” on page 21 below.

In establishing these arrangements we have considered the potential costs that could be incurred by the Company in connection with a change of control. On a regular basis, the Committee reviews the total amounts that would be payable under our long term incentive plans in connection with a change of control.

Summary of Compensation and Grants of Plan-Based Awards

The following table sets forth information concerning the compensation earned during 2007 by our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer during the fiscal year ended December 31, 2007 (collectively, the “named executive officers”).

2007 Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan Comp-	All Other Comp-
		Salary	Bonus	Awards	Awards	ensation	ensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(4)(5)	($)(6)	($)

Kevin Conroy	2007	422,917	26,729	60,211	311,911	644,512	32,875	1,499,154
President, CEO and Director	2006	375,000	—	—	311,911	282,769	70,363	1,040,043
Maneesh Arora	2007	274,583	13,836	34,378	169,781	346,830	106,620	946,028
Chief Financial Officer	2006	268,125	—	—	317,621	159,000	40,888	785,634
Ivan Trifunovich	2007	274,583	12,607	34,378	87,700	291,926	15,750	716,944
Senior Vice President	2006	265,000	—	—	105,509	149,559	17,470	537,538
Jorge Garces	2007	218,542	11,569	36,753	61,494	218,504	15,254	562,115
Vice President, Research & Development	2006	181,250	—	49	57,702	97,999	15,518	352,518
John Bellano	2007	194,167	10,311	29,345	45,900	193,674	42,728	516,125
Vice President, Sales	2006	170,933	—	2,897	39,041	105,000	25,496	343,367

(1)	Includes a stock award under a special $250,000 bonus program for all employees. Under this program, Kevin Conroy, Maneesh Arora, Ivan Trifunovich, Jorge Garces and John Bellano received 3,300, 1,712, 1,496, 1,368 and 1,212 shares of Company common stock, respectively.

(2)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006-2007 pursuant to FAS 123R for restricted stock units granted in 2007 and in prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006-2007 pursuant to FAS 123R for stock option awards granted in 2006 and in prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts for options granted from 2005-2007, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. For additional information regarding the assumptions made in calculating these amounts for options granted prior to 2005, see Note 4 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	Includes cash payout under 2007 Incentive Plan.

(5)	Includes payout earned under Long Term Incentive Plan No. 2. As described under “Long Term Incentive Plan No. 2” below, these earned awards are payable in cash or Company common stock over a two-year vesting period beginning January 1, 2008.

(6)	The amounts set forth in this column consisted of (i) relocation expense reimbursements, (ii) tax reimbursements, (iii) matching contributions to our 401(k) Plan, (iv) car allowance, and (v) contributions to our flexible benefits plan as follows:

			Tax	Matching		Flexible
			Reimbursements	Contribution to	Car	Benefits
	Year	Relocation ($)	($)	401(k) Plan ($)	Allowance ($)	Contribution ($)	Total ($)

Kevin Conroy	2007	10,922	6,203	6,750	—	9,000	32,875
	2006	42,855	8,640	6,600	—	12,269	70,364

Maneesh Arora	2007	60,445	30,425	6,750	—	9,000	106,620
	2006	22,394	785	6,600	—	11,108	40,887

Ivan Trifunovich	2007	—	—	6,750	—	9,000	15,750
	2006	—	—	6,600	—	10,870	17,470

Jorge Garces	2007	—	—	6,254	—	9,000	15,254
	2006	—	—	5,793	—	9,725	15,518

John Bellano	2007	12,034	5,344	6,750	9,600	9,000	42,728
	2006	—	—	6,297	9,600	9,599	25,496

The following table sets forth information concerning grants of plan-based awards made to the named executive officers during 2007.

2007 Grants Of Plan-Based Awards

					All Other
					Stock	Grant
			Estimated Future		Awards:	Date Fair
			Payouts Under Non-		Number of	Value of
			Equity Incentive		Shares of	Stock
		Grant	Plan Awards		Stock or	Awards
Name	Plan	Date	Target ($)	Maximum ($)	Units(#)	($)(4)

Kevin Conroy	(1)		212,500	425,000
	(2)		652,500	1,305,000
	(3)	5/7/2007			71,256	361,268

Maneesh Arora	(1)		110,000	220,000
	(2)		336,000	672,000
	(3)	05/07/07			40,684	206,268

Ivan Trifunovich	(1)		96,250	192,500
	(2)		294,000	588,000
	(3)	05/07/07			40,684	206,268

Jorge Garces	(1)		88,000	176,000
	(2)		288,000	576,000
	(3)	05/07/07			43,396	220,018

John Bellano	(1)		78,000	156,000
	(2)		240,000	480,000
	(3)	05/07/07			28,848	146,259

(1)	Represents 2007 Incentive Plan award. The 2007 Incentive Plan did not include a threshold performance level under which a minimum amount would be payable for a certain level of performance. For further information see “2007 Incentive Plan” below.

(2)	Represents Long Term Incentive Plan No. 4 award. The Long Term Incentive Plan No. 4 does not include a threshold performance level under which a minimum amount would be payable for a certain level of performance. Target and maximum awards are based on a multiple of three times the highest target annual incentive award for the executive during the performance period. The target and maximum amounts included in this row take into account target awards for 2007 and 2008 but these amounts could increase based on 2009 target annual incentive awards. For further information see “Long Term Incentive Plan No. 4” below.

(3)	Represents a Restricted Stock Unit Award. For further information see “Restricted Stock Unit Awards” below.

(4)	The amounts shown in this column indicate the full grant date fair value of stock awards computed in accordance with FAS 123R. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

2007 Incentive Plan

In 2007, the named executive officers participated in the 2007 Incentive Plan. The 2007 target annual incentive awards for the named executive officers were as follows: Mr. Conroy, 50% of base salary ($212,500); Mr. Arora, 40% of base salary ($110,000); Mr. Trifunovich, 35% of base salary ($96,250); Mr. Garces, 40% of base salary ($88,000); and Mr. Bellano, 40% of base salary ($78,000).

Based on the Company’s performance against established performance measures and individual performance against individual performance measures, each of our executives was eligible to receive from 0% to 200% of his or her target annual incentive award. Performance measures and objectives for our incentive plans are determined based on our business plan for the applicable year. Such business plan is developed by management and approved by the board of directors. For the 2007 Incentive Plan, the Company performance objectives measured were net cash from operations (excluding changes in working capital, litigation expense, and development costs for our HPV product offering), total revenue, and certain HPV product offering development milestones. Based on the achievement of Company and individual performance goals, each of our executives received 85% of his 2007 target incentive award.

Long Term Incentive Plan No. 2

Our Long Term Incentive Plan No. 2 was established in February 2005. This plan covered the performance period from 2005-2007. Plan awards were payable in cash or Company common stock only if and to the extent the Company attained clinical revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the performance period. The target Long Term Incentive Plan No. 2 awards for the named executive officers were as follows: Mr. Conroy — $850,000; Mr. Arora — $464,000; Mr. Trifunovich — $385,000; Mr. Garces — $264,000; and Mr. Bellano — $234,000. Based on the Company’s performance against the performance goals, each of the named executive officers earned 55% of his target award.

Subject to continued employment, earned awards are payable in cash or Company common stock over a two-year vesting period following completion of the performance period. To the extent a participant chooses to accept a portion of his or her award in shares of common stock, that portion of the award would be increased by 10% and paid in shares of common stock based on the price of our common stock five business days before the date of distribution. Except as described below, an earned award vests twenty-five percent on the day it is earned (the last day of the performance period), fifty percent on the first anniversary of such date and twenty-five percent on the second anniversary of such date, provided the participant continues to be employed by the Company through the applicable vesting date. If a participant retires at or after his or her normal retirement age, becomes disabled, or dies after earning an award, the participant’s award fully vests at the time such event occurs.

The plan provides for accelerated vesting in the event of a change of control of the Company during the performance period as described under “Potential Payments Upon Termination or Change of Control” on page 21 below.

Long Term Incentive Plan No. 4

During 2007, the named executive officers were granted participation in our Long Term Incentive Plan No. 4 covering the period from 2007-2009. Plan awards will become payable in cash or Company common stock if and to the extent the Company attains the clinical revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the relevant performance period as reflected in the plan. For a detailed description of the plan’s performance goals and related payout amounts see Exhibit A attached to the copy of the plan filed as Exhibit 10.30 with our Form 10-K for the year ended December 31, 2006.

For each executive, the target award under the plan equals three times the highest target annual incentive award during the performance period of 2007-2009.

Subject to continued employment during the performance period, earned awards are payable in cash or Company common stock over a two-year vesting period following completion of the performance period. To the extent a participant chooses to accept a portion of his or her award in shares of common stock, that portion of the award would be increased by 10% and paid in shares of common stock based on the price of our common stock five business days before the date of distribution. Except as described below, an earned award vests twenty-five percent on the day it is earned (the last day of the performance period), fifty percent on the first anniversary of such date and twenty-five percent on the second anniversary of such date, provided the participant continues to be employed by the Company through the applicable vesting date. If a participant retires at or after his or her normal retirement age, becomes disabled, or dies during the performance period, the participant would be entitled to a prorated award based upon the Company’s performance during the performance period which award would fully vest at the end of the performance period. If a participant retires at or after his or her normal retirement age, becomes disabled, or dies after earning an award, the participant’s award fully vests at the time such event occurs.

The plan provides for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during the performance period as described under “Potential Payments Upon Termination or Change of Control” on page 21 below.

Restricted Stock Unit Awards

We grant restricted stock unit awards under our 2000 stock plan. Under this program, the Company issues restricted stock units representing the right to purchase shares of Common Stock for $.001 per share as the award vests. For each of the named executive officers, the awards vest over four years, with one-fourth vesting on each of the first, second, third and fourth anniversaries of the grant date; provided vesting may accelerate in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 21 below.

2007 Stock Vested

	Number of
	Shares Acquired	Value Realized
	on Vesting (#)(1)	on Vesting ($)

Jorge Garces	28	$155
John Bellano	1,666	$9,213

(1)	Represents shares of stock issued upon vesting of Restricted Stock Unit Awards.

Employment Agreements with Named Executive Officers

Kevin Conroy

Mr. Conroy and the Company entered into a second amended and restated employment agreement in March 2007, which was amended in November 2007, under which Mr. Conroy is entitled to a minimum base salary (currently $435,000) and a target annual incentive plan award opportunity equal to 50% of Mr. Conroy’s base salary, with the exact amount to be determined by the Committee. Under his agreement, Mr. Conroy participates in our long term incentive plans, participates in the benefits programs generally provided to our similarly situated employees, receives four weeks of paid vacation each calendar year, and reasonable and necessary out-of-pocket business expenses. Under his agreement, Mr. Conroy would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 21 below. The agreement also prohibits Mr. Conroy from engaging in certain activities involving competition with us for an 18-month period following termination of his employment with the Company.

Maneesh Arora

In May 2005, the Company entered into an employment agreement with Maneesh Arora under which Mr. Arora is entitled to a minimum base salary (currently $280,000) and a target annual incentive plan award opportunity equal to 40% of such base salary. Under his agreement, which was amended in March 2007 and November 2007, Mr. Arora participates in our long term incentive plans, participates in the benefits programs generally provided to our similarly situated employees, receives four weeks of paid vacation each calendar year, is entitled to reimbursement for up to $75,000 in relocation expenses (plus, to the extent such expenses are not tax deductible by Mr. Arora, an associated tax gross-up) and reasonable and necessary out-of-pocket business expenses. Under his agreement, Mr. Arora would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 21 below. The agreement also prohibits Mr. Arora from engaging in certain activities involving competition with us for a 12-month period following termination of his employment with the Company.

Jorge Garces, John Bellano and Ivan Trifunovich,

In March 2007, the Company entered into employment agreements with each of Jorge Garces and John Bellano, which were both amended in November 2007, under which they are entitled to a minimum base salary (currently $240,000 and $200,000, respectively), and target annual incentive plan award opportunities equal to 40% of such base salaries. In November 2007, the Company entered into an employment agreement with Ivan Trifunovich under which he is entitled to a minimum base salary (currently $280,000) and a target annual incentive plan award opportunity equal to 35% of such base salary. Under these agreements, Messrs. Garces, Bellano and Trifunovich, participate in our long term incentive plans, participate in the benefits programs generally provided to our similarly situated employees, receive four weeks of paid vacation each calendar year and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Under these agreements, Messrs. Garces, Bellano and Trifunovich would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 21 below. The agreements also prohibit Messrs. Garces, Bellano and Trifunovich from engaging in certain activities involving competition with us for a 12-month period following termination of employment with the Company.

2007 Outstanding Equity Awards At Fiscal Year End

The following table sets forth information concerning option award and stock awards held by the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of						Shares or
	Securities	Securities				Number of		Units of
	Underlying	Underlying		Option		Shares or Units		Stock That
	Unexercised	Unexercised		Exercise	Option	of Stock that		Have Not
	Options (#)	Options (#)		Price	Expiration	Have Not Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Kevin Conroy	90,000	30,000	(1)	$4.53	07/12/14
	75,000	25,000	(2)	$3.19	07/26/14
	75,000	—		$6.88	10/28/14
	32,500	32,500	(3)	$4.23	04/29/15
	125,000	125,000	(4)	$2.82	12/29/15
						71,256	(5)	687,549

Maneesh Arora	150,000	—		$2.64	01/03/13
	25,000	—		$3.15	01/03/13
	25,000	—		$3.97	03/24/13
	25,000	—		$3.65	04/17/13
	125,000	—		$4.00	07/17/13
	37,500	12,500	(6)	$4.55	02/25/14
	13,750	4,583	(6)	$4.47	02/25/14
	30,000	30,000	(7)	$4.23	04/29/15
	7,500	22,500	(8)	$2.84	06/07/16
						40,684	(5)	392,560

Ivan Trifunovich	210,000	—		$6.47	12/14/11
	100,000	—		$2.13	06/12/12
	15,000	5,000	(9)	$4.55	02/25/14
	9,000	3,000	(9)	$4.47	02/25/14
	37,500	37,500	(10)	$4.23	04/29/15
	7,500	22,500	(8)	$2.84	06/07/16
						40,684	(5)	392,560

Jorge Garces	25,000	25,000	(11)	$4.95	10/03/15
	12,500	12,500	(12)	$2.68	11/17/15
	5,000	15,000	(13)	$2.84	06/07/16
						84	(14)	811
						43,396	(5)	418,728

John Bellano	20,000	60,000	(15)	$2.76	02/13/16
	5,000	15,000	(13)	$2.84	06/07/16
						5,000	(16)	48,245
						28,848	(5)	278,354

(1)	This item sets forth the unvested portion of an option grant, which will vest in full on July 12, 2008.

(2)	This item sets forth the unvested portion of an option grant, which will vest in full on July 26, 2008.

(3)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 16,250 shares beginning on April 29, 2008.

(4)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 62,500 shares beginning on December 29, 2008.

(5)	This item sets forth the unvested portion of a restricted stock unit grant, which will vest in four equal annual installments beginning May 7, 2008.

(6)	This item sets forth the unvested portion of an option grant, which will vest in full on February 25, 2008.

(7)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 15,000 shares beginning on April 29, 2008.

(8)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 7,500 shares beginning on June 7, 2008.

(9)	This item sets forth the unvested portion of an option grant, which will vest in full on February 25, 2008.

(10)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 18,750 shares beginning on April 29, 2008.

(11)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 12,500 shares beginning on October 3, 2008.

(12)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 6,250 shares beginning on November 17, 2008.

(13)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 5,000 shares beginning on June 7, 2008.

(14)	This item sets forth the unvested portion of a restricted stock unit grant, which will vest in three equal annual installments of 28 shares beginning on June 7, 2008.

(15)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 20,000 shares beginning February 13, 2008.

(16)	This item sets forth the unvested portion of a restricted stock unit grant, which will vest in three equal annual installments of 1,667 shares beginning on June 7, 2008.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements and maintain certain plans that will require us to provide compensation or other benefits to the named executive officers in connection with certain events related to a termination of employment or change of control.

Conroy Employment Agreement

Under his employment agreement, Mr. Conroy would, upon termination without “cause”, resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Mr. Conroy’s employment agreement, “cause” is defined as:

•	any willful failure or refusal to perform his duties which continues after notice and an opportunity to cure;

•	the commission of any fraud, embezzlement or other material act of dishonesty in connection with his employment;

•	any gross negligence or willful misconduct with regard to the Company resulting in a material economic loss;

•	a conviction of, or plea of guilty to, a felony or other crime involving moral turpitude;

•	a misdemeanor conviction, the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to his employment;

•	any willful and material violation of any statutory or common law duty of loyalty to the Company resulting in a material economic loss; or

•	any material breach by Mr. Conroy of the employment agreement, including his obligations with respect to confidentiality and non-competition.

Under Mr. Conroy’s employment agreement, “good reason” is defined as:

•	reduction of base salary in a manner that is not applied proportionately to other senior executive officers of the Company, or any such reduction that exceeds 30% of his then current base salary;

•	a material reduction of his duties, authority or responsibilities or the assignment of duties inconsistent with the scope of authority, duties and responsibilities of his position;

•	the occurrence of a material breach by the Company of any of its obligations under the agreement;

•	the Company materially violates or continues to materially violate any law or regulation contrary to Mr. Conroy’s and the Company’s outside counsel’s written advice and the Company fails to rectify such violation; or

•	Mr. Conroy is not nominated to serve as a member of the Company’s Board of Directors.

Under Mr. Conroy’s employment agreement, “change of control” is defined as:

•	any person or group acting in concert, other than a trustee or other fiduciary holding securities under a Company employee benefit, becoming the beneficial owner, directly or indirectly, of Company securities representing more than 50% of the total voting power represented by the Company’s then voting securities;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors;

•	the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Company’s voting securities or such surviving entity outstanding immediately after such merger or consolidation; or

•	the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

Under Mr. Conroy’s employment agreement, upon termination without cause or resignation for good reason, Mr. Conroy would become entitled to receive:

•	severance pay for a period of 18 months at his then current base salary; provided, that if termination occurs within twelve months before or after a change of control, severance would be payable for 24 months from the later of termination and the effective date of the change of control;

•	any accrued but unpaid base salary and annual incentive bonus as of the termination date;

•	the pro rata portion of target annual incentive bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable year;

•	if termination occurs within one year before or after a change of control, the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	if Mr. Conroy elects COBRA coverage for health and/or dental insurance, the monthly premium payments for such coverage until the earlier of: (1) 12 months from the termination date; (2) Mr. Conroy obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	an outplacement consulting package up to a maximum of $10,000;

•	a pro rata portion of any long term incentive plan awards that are earned based on the satisfaction of performance targets set forth in such plans and without the requirement of continued employment;

•	accelerated vesting of 50% of then unvested stock and option awards; and

•	a change in the exercise period for vested equity awards such that vested equity awards become exercisable until the earlier of (1) two years from termination of employment and (2) expiration of the original equity award term.

Under Mr. Conroy’s employment agreement, in connection with a change of control:

•	the amount of severance to which Mr. Conroy would be entitled would be increased as described above;

•	in the event Mr. Conroy’s employment is terminated by the Company without cause or by Mr. Conroy for good reason within 12 months before or after the change of control, any long term incentive plan awards made to Mr. Conroy would become payable as described under “Long Term Incentive Plans” below notwithstanding such termination of employment as if Mr. Conroy were employed as of the effective date of the change of control;

•	outstanding unvested equity awards (whether stock options or stock purchase rights or other equity awards) held by Mr. Conroy would be accelerated as provided in the applicable award agreements, provided that at a minimum at least 50% of such unvested stock and option awards would become immediately vested and exercisable;

•	if Mr. Conroy’s employment was terminated (other than termination for cause or resignation without good reason) within 12 months before the change of control, any unvested options or stock awards forfeited in connection with such termination would become vested as if Mr. Conroy were employed on the later of the effective date of such termination and the effective date of the change of control; and

•	any payments due Mr. Conroy as a result of a change of control would be grossed-up so that the net amount retained by him, after deduction of any parachute payment excise taxes, would equal the amounts payable as described above.

Arora Employment Agreement

Under his employment agreement, Mr. Arora would, upon termination without “cause,” resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Mr. Arora’s employment agreement, “cause” has substantially the same meaning as it does in Mr. Conroy’s agreement (described above).

Under Mr. Arora’s employment agreement, “good reason” has substantially the same meaning as it does in Mr. Conroy’s agreement (described above) except that the definition contained in Mr. Arora’s agreement does not include the Company’s materially violating any law or regulation contrary to Mr. Arora’s and the Company’s outside counsel’s written advice and the Company failing to rectify such violation or the Company’s failing to nominate Mr. Arora to serve as a member of the Company’s Board of Directors.

Under Mr. Arora’s employment agreement, upon termination without cause or resignation for good reason Mr. Arora would become entitled to receive:

•	severance pay in a lump-sum equal to 12 months base salary;

•	any accrued but unpaid base salary and annual incentive plan award as of the termination date;

•	the pro rata portion of target annual incentive bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable year;

•	if termination occurs within six months before or one year after a change of control, the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	if Mr. Arora elects COBRA coverage for health and/or dental insurance, the monthly premium payments for such coverage until the earlier of: (1) 12 months from the termination date; (2) Mr. Arora obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	an outplacement consulting package up to a maximum of $10,000;

•	payment of any previously earned long term incentive plan awards, whether vested or unvested; and

•	a change in the exercise period for vested options such that vested options become exercisable until the earlier of (1) two years from termination of employment and (2) expiration notwithstanding such termination of employment.

Under Mr. Arora’s employment agreement, “change of control” is defined in the same manner as in Mr. Conroy’s employment agreement, described above. Under Mr. Arora’s employment agreement, in connection with a change of control:

•	In the event Mr. Arora’s employment is terminated within one year following a change of control, Mr. Arora would be entitled to receive the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	in the event Mr. Arora’s employment is terminated by the Company without cause or by Mr. Arora for good reason within 6 months before or 12 months after the change of control, any long term incentive plan awards made to Mr. Arora would become payable as described below notwithstanding such termination of employment as if Mr. Arora were employed as of the effective date of the change of control;

•	outstanding unvested equity awards held by Mr. Arora would be accelerated as provided in the applicable award agreements, provided that at a minimum at least 50% of such unvested equity awards would become immediately vested and exercisable; and

•	if Mr. Arora’s employment was terminated (other than termination for cause or resignation without good reason) within six months before the change of control, any unvested equity awards forfeited in connection with such termination would become vested as if Mr. Arora were employed as of the effective date of the change of control.

Trifunovich, Garces and Bellano Employment Agreements

Under their employment agreements, Messrs. Trifunovich, Garces and Bellano would, upon termination without “cause,” resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Messrs. Trifunovich’s, Garces’ and Bellano’s employment agreements, the terms “cause” and “good reason” have substantially the same meanings as they do in Mr. Conroy’s agreement (described above).

Under their employment agreements, upon termination without cause or resignation for good reason Messrs. Trifunovich, Garces and Bellano would become entitled to receive:

•	severance pay in a lump-sum equal to six months base salary; provided that if termination occurs within 6 months before or 12 months after a change of control, severance would be payable for 12 months from the later of termination and the effective date of the change of control;

•	if the executive elects COBRA coverage for health and/or dental insurance, the monthly premium payments for such coverage until the earlier of: (1) 6 months from the termination date; (2) the executive obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate; and

•	any accrued but unpaid base salary and annual incentive plan award as of the termination date.

Under Messrs. Trifunovich’s, Garces’ and Bellano’s employment agreements, “change of control” is defined in the same manner as in Mr. Conroy’s employment agreement, described above.

Under these employment agreements, in connection with a change of control:

•	the amount of severance to which Messrs. Trifunovich, Garces and Bellano would be entitled would be increased as described above;

•	if COBRA coverage for health and/or dental insurance is elected, the monthly premium payments for such coverage until the earlier: (1) 12 months from the termination date; (2) obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	in the event the executive’s employment is terminated by the Company without cause or by him for good reason within 12 months after a change of control or within 6 months before a change of control and the change of control occurs in the last 6 months of the calendar year, the executive’s pro rata portion of his annual bonus;

•	in the event the executive’s employment is terminated by the Company without cause or by him for good reason within twelve months after a change of control or within six months before a change of control, any long term incentive plan awards made to him would become payable as described under “Long Term Incentive Plans” below notwithstanding such termination of employment as if he was employed on the later of the effective date of such termination and the effective date of the change of control;

•	outstanding unvested equity awards held by Messrs. Trifunovich, Garces and Bellano would be accelerated as provided in the applicable award agreements, provided that at a minimum at least 50% of such unvested equity awards would become immediately vested and exercisable; and

•	if the executive’s employment was terminated (other than termination for cause or resignation without good reason) within six months before the change of control, any unvested equity awards forfeited in connection with such termination would become vested as if the executive were employed as of the effective date of the change of control.

Conditions to Receipt of Severance and Change in Control Benefits

Under each named executive officer’s employment agreement, the Company’s obligations to provide the executive with the severance benefits described above are contingent on:

•	The executive’s delivering a signed waiver and release of all claims he may have against the Company and his not revoking such release;

•	The executive’s compliance with certain covenants with respect to confidential information and invention assignment; and

•	The executive’s compliance with a 18 month non-competition covenant for Mr. Conroy and a 12 month non-competition covenant for Messrs. Arora, Trifunovich, Garces and Bellano; provided that under the employment agreements for Messrs. Trifunovich, Garces and Bellano the non-competition period is reduced to six months if (1) the executive is terminated without cause or resigns for good reason and (2) if the executive is not paid severance in connection with a termination that occurs in proximity with a change of control.

Long Term Incentive Plans

The Company’s long term incentive plans provide for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during a performance period as follows. With respect to Long Term Incentive Plan No. 2 and Long Term Incentive Plan No. 3, in connection with a change of control Mr. Conroy and Mr. Arora would be deemed to have immediately earned the maximum payout due for all long term incentive awards granted to him and the other named executive officers would be deemed to have immediately earned 50% of the maximum payout due for all long term incentive awards granted to such named executive officer, unless the change of control is an acquisition or merger for less than $200 million in total value, in which case all performance goals would be deemed satisfied only to the extent the performance targets are satisfied as of the date of the change of control after taking into account on a straight-line basis the shortened time period within which to achieve such performance goals. With respect to Long Term Incentive Plan No. 4, in connection with a change of control all the named executive officers would be deemed to have immediately earned a payout under the plan as follows: (1) if the change in control is an acquisition or merger for more than $400 million in total value, the named executive officers would be deemed to earn the maximum payout; (2) if the change in control is an acquisition or merger for between $300 and $400 million in total value, the named executive officers would be deemed to earn 75% of the maximum payout; (3) if the change in control is an acquisition or merger for between $200 and $300 million in total value, the named executive officers would be deemed to earn 50% of the maximum payout; and (4) if the change in control is an acquisition or merger for less than $200 million in total value, all performance goals would be deemed satisfied only to the extent the performance targets are satisfied as of the date of the change of control after taking into account on a straight-line basis the shortened time period within which to achieve such performance goals. With respect to Long Term Incentive Plan No. 5, in connection with a change of control all the named executive officers would be deemed to have immediately earned a payout under the plan as follows: (1) if the change in control is an acquisition or merger for more than $500 million in total value, the named executive officers would be deemed to earn the maximum payout; (2) if the change in control is an acquisition or merger for between $425 and $500 million in value, the named executive officers would be deemed to earn 75% of the maximum payout; (3) if the change in control is an acquisition or merger for between $350 and $425 million, the named executive officers would be deemed to earn 50% of the maximum payout; and (4) if the change in control is an acquisition or merger for less than $350 million in total value, all performance goals would be deemed satisfied only to the extent the performance targets are satisfied as of the date of the change in control after taking into account on a straight-line basis the shortened time period within which to achieve such performance goals.

The Company’s long term incentive plans also provide for the payment of prorated awards to participants who die, retire or become disabled during the performance period based upon the Company’s performance during the performance period.

Stock Option Awards

All of the stock option agreements evidencing awards issued to Messrs. Conroy, Arora and Trifunovich contain a change of control provision that provides that in the event of a change of control, 50% of all unvested options would become vested upon the change of control and the remaining 50% of unvested options would become vested upon the earlier of six months from the change of control or upon the optionee’s termination without cause occurring prior to such date. The stock option agreements evidencing the June 2006 awards issued to Messrs. Garces and Bellano contain this same provision. Pursuant to their employment agreements, each of the named executive officers would also be entitled to accelerated vesting of all unvested stock options in connection with his death or disability.

Restricted Stock Unit Awards

All of the restricted stock unit award agreements evidencing awards issued to Messrs. Conroy, Arora, Trifunovich, Garces and Bellano contain a change of control provision that provides that in the event of a change of control, 100% of all unvested restricted stock units would become vested upon the change of control. Pursuant to their employment agreements, each of the named executive officers would also be entitled to accelerated vesting of all unvested restricted stock unit awards in connection with his death or disability.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Conroy under his employment agreement and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2007.

	Severance
	Eligible		Severance						Any Other
	Termination		Eligible						Reason,
	and No Change		Termination				Termination		including
	of Control		and Change of		Change of		for Death,		Voluntary
	Within 12		Control Within		Control (No		Retirement or		Termination
Benefits and Payments	Months **		12 Months **		Termination)		Disability		or For Cause

Severance Pay	637,500	(1)	850,000	(2)	—		—		—
Incentive Plan Award(3)	212,500		212,500		—		—		—
Long-Term Incentive Plans	1,246,667	(4)	4,675,000	(5)	4,675,000	(5)	1,246,667	(4)	—
Unvested Stock Options(6)	672,500		1,345,000		1,345,000		1,345,000		—
Unvested Restricted Stock Units(7)	343,775		687,549		687,549		687,549		—
Health and Dental Insurance(8)	13,757		13,757		—		—		—
Outplacement Consulting(9)	10,000		10,000		—		—		—
Total:	3,136,699		7,793,806		6,707,549		3,279,216		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents 18 months severance.

(2)	Represents 24 months severance.

(3)	Represents 2007 target annual incentive award.

(4)	Represents amounts payable under Long Term Incentive Plans based on: (i) actual performance for LTIP No. 2 performance period (2005-2007) and (ii) assuming target level performance for LTIP Nos. 3 and 4 (which have performance periods of 2006-2008 and 2007-2009, respectively).

(5)	Assumes the change of control involves an acquisition or merger for more than $400 million in total value.

(6)	Represents the value of unvested options held on December 31, 2007 accelerated in connection with termination, based upon the amount by which the closing market price ($9.65) of the underlying shares of common stock on such date exceeded the exercise price.

(7)	Represents the value of unvested restricted stock units held on December 31, 2007 accelerated in connection with termination, based upon the closing market price ($9.65) of the underlying shares of common stock on such date.

(8)	Represents the cost of paying for premiums for health and/or dental in the event that Mr. Conroy elects COBRA coverage for the maximum of 12 months.

(9)	Reflects the maximum amount of outplacement services required to be provided.

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Arora under his employment agreement and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2007.

			Severance
	Severance		Eligible
	Eligible		Termination						Any Other
	Termination		and Change of						Reason,
	and No Change		Control Within				Termination		including
	of Control		6 Months		Change of		for Death,		Voluntary
	Within 12		Before or 12		Control (No		Retirement or		Termination
Benefits and Payments	Months **		Months After **		Termination)		Disability		or For Cause

Severance Pay	275,000	(1)	275,000	(1)	—		—		—
Incentive Plan Award(2)	110,000		110,000		—		—		—
Long-Term Incentive Plans	255,200	(3)	2,468,000	(4)	2,468,000	(4)	658,533	(5)	—
Unvested Stock Options(6)	—		403,315		403,315		403,315		—
Unvested Restricted Stock Units(7)	—		392,560		392,560		392,560		—
Health and Dental Insurance(8)	13,757		13,757		—		—		—
Outplacement Consulting(9)	10,000		10,000		—		—		—
Total:	663,957		3,672,632		3,263,875		1,454,408		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents 12 months severance.

(2)	Represents 2007 target annual incentive award.

(3)	Represents actual payout under LTIP No. 2.

(4)	Assumes the change of control involves an acquisition or merger for more than $400 million in total value.

(5)	Represents amounts payable under Long Term Incentive Plans based on: (i) actual performance for LTIP No. 2 performance period (2005-2007) and (ii) assuming target level performance for LTIP Nos. 3 and 4 (which have performance periods of 2006-2008 and 2007-2009, respectively).

(6)	Represents the value of unvested options held on December 31, 2007 accelerated in connection with termination, based upon the amount by which the closing market price ($9.65) of the underlying shares of common stock on such date exceeded the exercise price.

(7)	Represents the value of unvested restricted stock units held on December 31, 2007 accelerated in connection with termination, based upon the closing market price ($9.65) of the underlying shares of common stock on such date.

(8)	Represents the cost of paying for premiums for health and/or dental in the event that Mr. Conroy elects COBRA coverage for the maximum of 12 months.

(9)	Reflects the maximum amount of outplacement services required to be provided.

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Messrs. Trifunovich, Garces and Bellano under their respective employment agreements described above and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2007.

			Severance
			Eligible
	Severance		Termination
	Eligible		and Change
	Termination		of Control						Any Other
	and No		Within 6						Reason,
	Change of		Months				Termination		including
	Control		Before or 12		Change of		for Death,		Voluntary
	Within 12		Months After		Control (No		Retirement or		Termination
Benefits and Payments	Months **		**		Termination)		Disability		or For Cause

Ivan Trifunovich:
Severance Pay	137,500	(1)	275,000	(2)	—		—		—
Incentive Plan Award(3)	96,250		96,250		—		—		—
Long-Term Incentive Plans	211,750		1,636,250	(4)	1,636,250	(4)	500,500	(5)	—
Unvested Stock Options(7)	—		397,515		397,515		397,515		—
Unvested Restricted Stock Units(8)	—		392,560		392,560		392,560		—
Total:	445,500		2,797,575		2,426,325		1,290,575		—
Jorge Garces:
Severance Pay	110,000	(1)	220,000	(2)	—		—		—
Incentive Plan Award(3)	88,000		88,000		—		—		—
Long-Term Incentive Plans	145,200		1,320,000	(4)	1,320,000	(4)	409,200	(5)	—
Health and Dental Insurance(6)	13,757		13,757		—		—		—
Unvested Stock Options(7)	—		204,463		204,463		306,775		—
Unvested Restricted Stock Units(8)	—		419,539		419,539		419,539		—
Total:	356,957		2,265,759		1,944,002		1,135,514		—
John Bellano:
Severance Pay	97,500	(1)	195,000	(2)	—		—		—
Incentive Plan Award(3)	78,000		78,000		—		—		—
Long-Term Incentive Plans	128,700		1,170,000	(4)	1,170,000	(4)	362,700	(5)	—
Health and Dental Insurance(6)	19,634		19,634		—		—		—
Unvested Stock Options(7)	—		308,850		308,850		515,550		—
Unvested Restricted Stock Units(8)	—		326,599		326,599		326,599		—
Total:	323,834		2,098,083		1,805,449		1,204,849		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents six months severance.

(2)	Represents twelve months severance.

(3)	Represents 2007 annual incentive award.

(4)	Assumes the change of control involves an acquisition or merger for more than $400 million in total value.

(5)	Represents amounts payable under Long Term Incentive Plans based on: (1) actual performance for LTIP No. 2 performance period (2005-2007) and (2) assuming target level performance for LTIP Nos. 3 and 4 (which have performance periods of 2006-2008 and 2007-2009, respectively).

(6)	Represents the cost of paying for premiums for health and/or dental in the event that Messrs. Garces and Bellano elect COBRA coverage for the maximum of 12 months.

(7)	Represents the value of unvested options held on December 31, 2007 accelerated in connection with termination, based upon the amount by which the closing market price ($9.65) of the underlying shares of common stock on such date exceeded the exercise price.

(8)	Represents the value of unvested restricted stock units held on December 31, 2007 accelerated in connection with termination, based upon the closing market price ($9.65) of the underlying shares of common stock on such date.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options and restricted stock units granted to employees, directors and consultants, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2007.

					Number of
					securities
					remaining available
					for future issuance
	Number of securities		Weighted average		under equity
	to be issued upon		exercise price		compensation plans
	exercise of out-		of outstanding		(excluding securities
	standing options,		option warrants		reflected in the
Plan Category	warrants and rights		and rights		first column)

Equity compensation plans approved by security holders
Incentive Stock Plans	6,762,200		$4.41		2,071,334
Employee Stock Purchase Plan	Not Applicable	(1)	Not Applicable	(1)	122,234
Total	6,762,200		$4.41		2,193,568
Equity compensation plans not approved by security holders

None	0		0		0

Net Total	6,762,200		$4.41		2,193,568

(1)	We maintain an Employee Stock Purchase Plan that permits employees to have payroll deductions made to purchase shares of Common Stock during specified purchase periods. The purchase price is the lower of 85% of (1) the fair market value per share of Common Stock on the first business day of the purchase period and (2) the fair market value per share of Common Stock on the last business day of the purchase period. Consequently, the price at which shares will be purchased for the purchase period currently in effect and future purchase periods is not known.

Executive Officers

The executive officers of the Company are set forth below:

Kevin Conroy (42), has served as our President and Chief Executive Officer and as one of our directors since December 2005. Mr. Conroy joined Third Wave as Vice President of Legal Affairs in July 2004 and served as General Counsel from October 2004 to December 2005. Prior to joining Third Wave, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its information technologies group intellectual property portfolio, and developed and executed litigation, licensing, and corporate product acquisition legal strategies. Before joining GE, Mr. Conroy was Chief Operating Officer of two early stage venture-based technology companies in Northern California. Prior to those positions he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned his B.A. in electrical engineering at Michigan State University and his J.D. from the University of Michigan.

Maneesh Arora (39), joined Third Wave in January 2003 with a strong background in finance and business strategy. He joined the company as Director of Strategy and was promoted successively to Vice President and Senior Vice President in 2004. He was appointed Chief Financial Officer in January 2006. Prior to joining Third Wave, Mr. Arora was Director of Corporate Strategy for Nalco Chemical Company. Mr. Arora began his career at Kraft Foods as a financial analyst and held several positions of increasing responsibility during his nine years there. He earned a bachelor’s degree in economics from the University of Chicago and an M.B.A from the Kellogg Graduate School of Management.

Ivan D. Trifunovich, Ph.D. (44), joined us as Senior Vice President in December 2001. Dr. Trifunovich previously held successive positions as Vice President of e-Business and Vice President of Research Strategy and Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Meyers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an M.B.A. at the University of Pennsylvania’s Wharton School of Business. He is the holder of 10 U.S. patents.

Cindy S. Ahn (35), joined us in April 2006 as Vice President, Legal and General Counsel. In August 2006, Ms. Ahn was appointed Corporate Secretary. Prior to joining Third Wave, Ms. Ahn was a partner at Kirkland & Ellis LLP where she focused on intellectual property litigation, more specifically, patent litigation. Prior to Kirkland & Ellis, Ms. Ahn also practiced in the intellectual boutique firm Finnegan, Henderson, Farabow, Garrett & Dunner in Washington, D.C. Ms. Ahn earned her B.S. in biology at University of Illinois at Urbana-Champaign and her J.D., cum laude, at the Washington College of Law at American University in Washington, D.C.

John Bellano (39), has served as Vice President Sales, Americas since January 2008. He joined us in February 2005 as Regional Vice President of Sales and was promoted to Vice President, Sales in January 2006. Prior to joining Third Wave, Mr. Bellano served as a one of four regional business managers for Roche Diagnostics’ molecular business in the United States beginning in early 2000. As a regional business manager, he hired and developed a sales team of 11 representatives with revenues of more than $50 million. His sales organization regularly exceeded its goals. Mr. Bellano has also managed multi-million dollar territories for Abbott Laboratories and Sanofi Diagnostics Pasteur, where he was responsible for infectious disease products in the northeastern United States.

Christopher Burton (41), has served as our Senior Vice President, Sales and Marketing since January 2008. He brings nearly 20 years of selling and marketing experience to his new role at Third Wave. He joined the company from GE Healthcare, where he was most recently the general manager of sales and marketing for its $200-million maternal and infant care unit. Mr. Burton and his team of more than 80 sales and marketing professionals marketed infant-care-related equipment and software to hospitals in the United States and Canada. Prior to his most recent role at GE Healthcare, Mr. Burton was general manager of more than 75 sales professionals there who sold to 2,500 U.S. hospitals and thousands of physicians’ offices. Mr. Burton and his team grew revenue from that market segment by more than 135%. He joined GE Healthcare in 1993 as a regional sales representative for the company’s monitoring and information systems business unit. He grew sales in his four-state territory by more than 650% during his tenure. Mr. Burton was a sales executive at Isotechnologies Inc., a Hillsborough, N.C.-based diagnostic equipment manufacturer, before he joined GE Healthcare. He earned his B.A. in Speech Communications from Wake Forest University and his Executive M.B.A. from the University of Wisconsin-Madison.

Jorge A. Garces (36), has served as our Vice President, Research and Development since October 2006. Mr. Garces joined us in October 2005 as Executive Director of Clinical Development and served as Vice President of Product and Platform Development from April 2006 through October 2006. Prior to joining Third Wave, Dr. Garces served as Director of Molecular R&D at Genzyme Genetics, where he oversaw the technology and product development activities of laboratory staff in New York, Los Angeles, and Westborough, MA. Before joining Genzyme, Dr. Garces worked as an associate product manager and R&D scientist at Athena Diagnostics and served as a database curator for Proteome, Inc. He earned his B.A. in biology from Brooklyn College and his Ph.D. in Cell and Molecular Biology from the City University of New York. Dr. Garces completed his post-doctoral training at the University of Massachusetts Medical School.

Greg Hamilton (38), has served as our Vice President, Operations, Quality, and Regulatory since October 2006. Mr. Hamilton joined us in February 2005 as Executive Director, Planning and Administration and served as Vice President of Finance from January 2006 through October 2006. Mr. Hamilton joined the Company from Leo Burnett USA, where he served as controller of its U.S. subsidiaries and then successively as vice president and chief financial officer of three of its business units. Prior to joining Leo Burnett USA, Mr. Hamilton was an auditor and consultant at the Arthur Andersen and Accenture firms. He earned an M.B.A. from the University of Chicago’s Graduate School of Business and a bachelor’s degree in finance from Purdue University.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K, the unaudited financial statements in Quarterly Reports on Form 10-Q, and financial result press releases including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the audit committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee held four meetings in 2007.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such year.

Respectfully submitted,

The audit committee of the board of directors

Lionel Sterling
James Connelly
Lawrence Murphy

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table shows information known to us with respect to the beneficial ownership of our common stock as of April 29, 2008 by:

•	each person (or group of affiliated persons) who owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The percentage ownership is based on 43,952,757 shares of common stock outstanding as of April 29, 2008. Each share of common stock outstanding on the record date is entitled to one vote on each matter considered at the 2008 Annual Meeting. Unless otherwise indicated, the address for each of the individuals listed below is c/o Third Wave Technologies, Inc., 502 South Rosa Road, Madison, Wisconsin 53719.

	Amount and Nature of Beneficial Ownership
			Shares Subject to
Name of Beneficial Owner	Total Number(1)		Options	Percentage

Gordon F. Brunner	87,468		51,329	*
James Connelly	305,991		25,000	*
Kevin T. Conroy	441,937		413,750	1.0%
Lawrence Murphy	51,819		30,000	*
Katherine Napier	37,568		30,000	*
Lionel Sterling	51,000		30,000	*
David A. Thompson	113,400		55,000	*
Maneesh Arora	500,847		478,333	1.1%
Ivan Trifunovich	449,526		413,250	1.0%
Jorge Garces	49,147		47,500	*
John Bellano	60,128		53,332	*
All directors and executive officers as a group (14 persons)	2,254,751		1,713,326	4.9%
State of Wisconsin Investment Board	4,399,000	(2)	—	10.0%
Deerfield Group(3)	4,934,065	(4)	1,815,000	9.98%

*	indicates less than 1%

(1)	Includes shares currently owned and shares subject to options which are exercisable within 60 days.

(2)	Information is as of December 31, 2007 and based on a Schedule 13G filed with the Securities and Exchange Commission by the State of Wisconsin Investment Board (“SWIB”). The address of SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

(3)	Information is as of December 31, 2007 and based on a Schedule 13G filed with the Securities and Exchange Commission by Deerfield Partners, L.P. , a Delaware limited partnership, Deerfield Capital, L.P., a Delaware limited partnership, Deerfield Special Situations Fund, L.P., a Delaware limited partnership, Deerfield Management Company, L.P., a New York limited partnership, Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P., James E. Flynn (collectively, “Deerfield — Domestic”), Deerfield International Limited, a British Virgin Islands corporation, and Deerfield Special Situations Fund International Limited, a British Virgin Islands corporation (collectively, “Deerfield — International”). The address of Deerfield — Domestic is 780 Third Avenue, 37th Floor, New York, New York 10017. The address of Deerfield — International is c/o Bisys Management, Bison Court, Columbus Center, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

(4)	Includes a total of 1,815,000 warrants held by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. The terms of these warrants contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 9.98% of the shares of common stock then issued and outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. To our knowledge, based solely on review of the copies of such reports sent to us and written representations that no other reports were required, we believe that during the year ended 2007, our directors, officers and ten-percent stockholders complied with their Section 16(a) filing requirements, except that Gordon Brunner filed one late Form 4 reporting one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, the audit committee is responsible for reviewing related person transactions for potential conflicts of interest. The audit committee has adopted a written policy setting forth the procedures and standards the committee will apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, (1) in which the Company (including any of its subsidiaries) was, is or will be a participant, (2) the amount involved exceeds $120,000 and (3) in which any Related Person had, has or will have a direct or indirect interest. Under the policy, “Related Person” means: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, and (4) any firm, corporation or other entity with which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has, together with other such persons, a 10% or greater beneficial ownership interest. Under the policy the audit committee will approve a Related Person transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. In determining whether to approve or ratify a Related Person transaction, the audit committee takes into account, among other factors it deems appropriate, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. In addition, the policy requires that notice be provided to the audit committee of transactions involving less than $120,000 but that would otherwise be Related Person transactions covered by the scope of the policy.

We were not party to any reportable related person transactions in 2007.

CODE OF BUSINESS CONDUCT

We have adopted a Code of Business Conduct (the “Code of Business Conduct”) which applies to all directors, officers and employees. A copy of the Code of Business Conduct is available on our website at www.twt.com.  We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

By Order of the Board of Directors,

Kevin T. Conroy
President and Chief Executive Officer

Dated: June 9, 2008

PROXY—THIRD WAVE TECHNOLOGIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Third Wave Technologies, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement of the Company dated June 9, 2008, and hereby appoints Cindy Ahn and Maneesh Arora, each of them, proxies and attorneys in fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719 at 9:00 a.m. local time on Tuesday, July 22, 2008, and any adjournment or adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if the undersigned were present, as follows:
A. Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.
     1. Election of Directors.

NAME OF NOMINEE	FOR	WITHHOLD

James Connelly*	☐	☐
Lionel Sterling*	☐	☐

*	Each to serve for a term expiring at the 2011 Annual Meeting of Stockholders.
     2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

☐ For	☐ Against	☐ Abstain
The undersigned shareholder(s) authorize the individuals designated to vote this proxy, to vote, in their discretion, upon any others (none known at the time of solicitation of this proxy) which properly come before the Annual Meeting or any adjournment(s) thereof. If no choice is specified, this proxy will be voted FOR the listed nominees and FOR Proposal 2.
B. Non-Voting Items
Change of Address — Please print new address below.
C. Authorized Signatures—This section must be completed for your vote to be counted. —Date and Sign Below
Sign exactly as your name(s) appear(s) on the stock certificate(s). A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If a stock is registered in two names, both should sign.

Date:	Signature 1:	Signature 2: